Exhibit 99.1

First Data Announces Offering of $500 Million

of Senior Subordinated Notes

ATLANTA, Dec. 16, 2013 — First Data Corporation (“First Data”) today announced that it intends to offer $500 million aggregate principal amount of its 11.75% senior subordinated notes due 2021 (the “Notes”), subject to market conditions. First Data intends to use the proceeds from the offering, together with cash on hand, to redeem a portion of its outstanding 11.25% senior subordinated notes due 2016 and to pay related fees and expenses. The Notes are expected to be treated as a single series with, and will have the same terms as those of, $750.0 million aggregate principal amount of the existing 11.75% senior subordinated notes due 2021 previously issued by First Data on May 30, 2013 and $1.0 billion aggregate principal amount of the existing 11.75% senior subordinated notes due 2021 previously issued by First Data on November 19, 2013 (collectively, the “existing 11.75% notes”), except that the Notes will be subject to a separate registration rights agreement and will be issued initially under CUSIP numbers different from the existing 11.75% notes that are exchanged in a registered exchange offer First Data intends to effect.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.”  You can identify forward-looking statements because they contain words such as “believes” and “expects.”  Forward-looking statements are based on the Company’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the caption “Risk Factors.”

Contact

Chip Swearngan

Senior Vice President, Investor Relations

First Data

404-890-3000

investor.relations@firstdata.com

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